Exhibit 99.1

For Immediate Release:

Contact:	Jeffrey K. Berg, President and Chief Executive Officer David T. McGraw, Vice President – Finance, Chief Financial Officer Telephone 952-996-1674

Communications Systems, Inc. Announces

Results for 2009 Second Quarter and Six Months Ending June 30, 2009

Minnetonka, MN — August 11, 2009 — Communications Systems, Inc. (NASDAQ: JCS) today reported financial results for its second quarter and six months ended June 30, 2009.

Sales in the 2009 second quarter decreased 9% to $28,584,000 compared to $31,291,000 for the same period in 2008, and net income in the second quarter was $1,748,000, or $.21 per diluted share, compared to $2,260,000, or $.26 per diluted share, in the comparable period in 2008. For the six months ended June 30, 2009 consolidated sales decreased 10 % to $55,349,000 compared to $61,612,000 for the same period in 2008 while net income increased to $2,971,000 or $.36 per diluted share, compared to $2,447,000, or $.28 per diluted share, in the same period of 2008.

Despite the continuing recession within the United States, including weakness in the housing and construction sectors, the Company’s consolidated revenues from sales in North America increased slightly in the first sixth months of 2009 compared to the same period in 2008. Consolidated revenues from sales outside North America during the first half of 2009 were, however, impacted by weak economic conditions in Europe and the rest of the world and declined approximately 53% compared to the same period in 2008. Additional and more detailed information regarding the Company’s financial results is contained in the Company’s report on Form 10-Q which is being filed with the Securities and Exchange Commission on or about August 12, 2009.

Jeffrey K. Berg, President and CEO of Communications Systems, Inc. commented: “During these difficult economic times I am pleased with the performance of CSI and our business units’ teams. While the world wide economic downturn in general, and the decline in construction and housing markets in particular, provided many challenges for our business, our operating income for the second quarter and six months ended June 30, 2009 exceeded our internal forecast. In addition, even though we expect difficult market conditions for the remainder of the year, our financial strength will enable us to continue making strategic investments for future sales growth and increased profitability at each of our businesses.”

David T. McGraw, Vice President – Finance and CFO, also commented: “CSI’s balance sheet remains very strong with a current ratio of 6 to 1 and cash, cash equivalents and investments have increased by $4.6 million dollars to $34,600,000 from December 31, 2008. Net investment income has increased by 54% in 2009 compared to the first six months of 2008, due to a shift in investment strategy that started in 2008. CSI has over $18,000,000 invested in certificates of deposit that are currently yielding over 2.6%, significantly higher than current money market funds. During the first half of 2009, cash provided by operations was $9,000,000 compared to $2,400,000 for the same period in 2008. Significant decreases in outstanding receivables and reductions in inventories added to cash flows from operations. Due to our strong cash flow effective as of July 1, 2009 our Board of Directors increased the dividend payable to shareholders to $.14 per share compared to $.12 per share for the past eight quarters.”

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Income Statement Data

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Sales	$28,584,399	$31,291,042	$55,349,357	$61,612,277
Gross margin	10,650,096	11,261,700	20,429,541	22,712,254
Operating income	2,767,708	2,929,632	4,544,344	3,128,375
Income before income taxes	3,014,291	3,089,485	4,951,003	3,446,077
Income taxes	1,265,910	829,000	1,979,690	999,000
Net income	$1,748,381	$2,260,485	$2,971,313	$2,447,077

Basic net income per share	$0.21	$0.26	$0.36	$0.28
Diluted net income per share	$0.21	$0.26	$0.36	$0.28
Cash dividends per share	$0.12	$0.12	$0.24	$0.24

Average basic shares outstanding	8,343,262	8,609,628	8,330,093	8,593,851
Average dilutive shares outstanding	8,350,628	8,652,053	8,335,162	8,635,834

Selected Balance Sheet Data
	June 30, 2009	December 31, 2008

Total assets	$103,013,825	$98,737,791
Cash & Investments	34,600,812	29,951,561
Property, plant and equipment, net	13,563,488	12,014,541
Long-term liabilities	3,943,823	4,918,716
Stockholders' equity	85,355,090	83,728,143